Exhibit 99.1

Contact:	James P. Zeumer
Senior Vice President, Public Affairs,
Communications and Investor Relations
480-627-2785
FOR IMMEDIATE RELEASE
ALLIED WASTE REPORTS SECOND QUARTER 2007 RESULTS
Phoenix, AZ – August 2, 2007 – Allied Waste Industries, Inc. (NYSE: AW), a leading waste services company, today reported financial results for its second quarter ended June 30, 2007. Allied Waste highlighted the following information from its reported quarterly financial results:
➢	Second quarter 2007 diluted earnings from continuing operations of $0.21 per share, compared with prior year second quarter earnings of $0.07 per share inclusive of $0.06 per share of costs associated with debt refinancings

➢	Gross margin of 37.7%, up 190 basis points, driven by strong pricing and greater operating efficiency; operating income up 11% to $278 million

➢	Average price for the quarter up 6.0%, with price up across all lines of business; volume decrease of 3.3% related primarily to roll-off, construction and special waste business

➢	Free cash flow for the quarter up four-fold to $236 million

➢	During the quarter, ratings on Allied’s senior secured notes raised to ‘BB+’ by Standard & Poor’s and to ‘BB’ by Fitch
Revenue for the second quarter ended June 30, 2007, was $1.56 billion, an increase of $35.3 million, or 2.3%, from $1.52 billion in the second quarter 2006. The increase in revenue resulted from internal growth of 2.7%, comprised of a 6.0% increase in same store average unit price, including a 0.5% increase associated with a fuel recovery fee, partially offset by a 3.3% decrease in same-store volumes.
“Integrated into our long-term strategic plans are financial objectives that include driving more profitable revenue growth, expanding margins and improving returns on invested capital,” said John Zillmer, Chairman and Chief Executive Officer. “Allied’s second quarter results demonstrate continued progress toward achieving these goals and the success of key support initiatives focused on improving customer service, advancing our strategic pricing programs and expanding our portfolio of national account work.”
Operating income for the second quarter increased 10.8% to $278.1 million, compared with $251.0 million last year. Operating income as a percent of revenue increased 130 basis points to 17.8%, compared with 16.5% for the same period last year, as lower cost of operations and depreciation and amortization expenses were partially offset by higher SG&A expenses. Gross profit* for the quarter was $588.1 million, up $42.8 million, or 7.8%, over the comparable period last year. Gross profit as a percentage of revenue increased 190 basis points to 37.7%, reflecting the positive impact of higher prices in the period and productivity initiatives that helped to reduce operating costs by 0.8% to $972.1 million.
“Allied’s second quarter results show solid progress in our efforts to further optimize our operations and to permanently remove costs from our business,” said Donald Slager, President and Chief Operating Officer. “Ongoing programs to capture greater efficiency in areas such as fleet operations, route management, supply chain and landfill development continue to identify opportunities to lower Allied’s cost of operations.”
Second quarter 2007 income from continuing operations was $91.7 million, or $0.21 per share, including approximately a $.02 per share benefit from the favorable resolution on an income tax matter. Second quarter 2006 income from continuing operations was $36.5 million, or $0.07 per share, inclusive of $40.8 million, or $.06 per share, for fees and expenses associated with a debt refinancing completed during the period.

Cash flow from operations in the second quarter 2007 was $350.0 million, compared with $192.1 million in the comparable quarter last year. Free cash flow* for the second quarter 2007 was $235.9 million, compared with prior year free cash flow of $64.5 million, as free cash flow benefited from higher operating income and lower capital expenditures, as well as changes in working capital.
For the six-month period ended June 30, 2007, Allied Waste’s revenues were $3.02 billion, as strong pricing drove a $69.2 million increase over the prior year. Operating income for the period increased 12.2% to $513.0 million, as margins expanded 150 basis points to 17.0%. Net income available to common shareholders more than doubled to $112.4 million for the first half of 2007, compared with $54.7 million for the first half of 2006. Diluted income from continuing operations increased to $0.29 per share in 2007, compared with $0.15 per share in the prior year. Six-month earnings for 2007 and 2006 are inclusive of debt refinancing costs of $0.08 and $0.06 per share, respectively.
Debt Related Events
During the second quarter 2007, ratings on a number of Allied Waste’s outstanding financial obligations were raised. In May 2007, Fitch raised its rating on Allied’s senior notes to ‘BB’ and then in June 2007 Standard & Poor’s increased its rating to ‘BB+.’ “We are pleased that the continued strength of Allied’s operating and financial results is being recognized and rewarded by the investment community,” said Mr. Zillmer.
Allied Waste has filed supplemental data on Form 8-K that is accessible on the Company’s website or through the SEC EDGAR System.
Allied Waste will host a conference call related to the second quarter results on Thursday, August 2, 2007, at 5:00 p.m. ET. The call will be broadcast live over the Internet on the Company’s website: www.alliedwaste.com. A replay of the call will be available on the site after the call.
About Allied Waste Industries, Inc.
Allied Waste is America’s second largest non-hazardous solid waste services company and an environmental leader. Headquartered in Phoenix, AZ, Allied Waste provides waste collection, transfer, recycling and disposal services to millions of residential, commercial and industrial customers in over 100 major markets spanning 37 states and Puerto Rico. Our team of 24,000 dedicated employees operates within a highly efficient, integrated organization that generated $6 billion of revenue in 2006.
Websites: alliedwaste.com and disposal.com

*Information Regarding Use of Non-GAAP Financial Measures
In addition to disclosing financial results in accordance with generally accepted accounting principles (GAAP), the Company also discloses gross profit before depreciation and amortization (revenue less cost of operations) which is used in computing gross margin, operating income before depreciation and amortization, divestitures and impairments, diluted income per share from continuing operations exclusive of debt refinancing costs and free cash flow, which are non-GAAP measures.
We believe that our presentation of gross profit before depreciation and amortization is useful to investors because it is an indicator of the strength and performance of our ongoing business operations, including the ability to grow revenue and manage the associated direct costs. While selling, general and administrative costs, depreciation and amortization and gain or loss from divestitures and asset impairments are considered components of operating income under GAAP, management uses gross profit before depreciation and amortization to evaluate business growth and the efficiency of our operations. Following is a reconciliation of gross profit before depreciation and amortization to operating income (in millions):

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2007	2006	2007	2006
Gross profit before depreciation and amortization	$588.1	$545.3	$1,113.8	$1,036.8
Less: Selling, general and administrative expenses	(164.5)	(147.6)	(326.5)	(292.1)
Less: Depreciation and amortization	(143.1)	(146.7)	(272.8)	(287.5)
Less: Loss from divestitures and asset impairments	(2.4)	—	(1.5)	—

Operating income	$278.1	$251.0	$513.0	$457.2

We believe that our presentation of operating income before depreciation and amortization, divestitures and impairments is useful to investors because it is an indicator of the strength and performance of our ongoing business operations, including our ability to fund capital expenditures and our ability to incur and service debt. While depreciation and amortization are considered operating costs under GAAP, these expenses are non-cash and primarily represent the allocation of costs associated with long-lived assets acquired or constructed in prior years. Management uses operating income before depreciation and amortization to evaluate the operations of our geographic operating regions. Following is a reconciliation of operating income before depreciation and amortization, divestitures and impairments to operating income (in millions):

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2007	2006	2007	2006
Operating income before depreciation and amortization, divestitures and impairments	$423.6	$397.7	$787.3	$744.7
Less: Loss from divestitures and asset impairments	(2.4)	—	(1.5)	—

Operating income before depreciation and amortization	421.2	397.7	785.8	744.7
Less: Depreciation and amortization	(143.1)	(146.7)	(272.8)	(287.5)

Operating income	$278.1	$251.0	$513.0	$457.2

We believe our presentation of diluted income per share from continuing operations exclusive of debt refinancing costs provides an understanding of operational activities before the financial impact of refinancing decisions made for the long-term benefit of the company. Management uses this measure, and believes investors find it helpful, in understanding the ongoing performance of operations separate from refinancing charges that have a disproportionate impact on the results for a particular period. Comparable costs have been incurred in prior periods, and similar types of adjustments can reasonably be expected to be recorded in future periods:

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2007	2006	2007	2006
Diluted income per share from continuing operations	$0.21	$0.07	$0.29	$0.15
Add: Debt refinancing costs per share	—	0.06	0.08	0.06

Diluted income per share from continuing operations exclusive of debt refinancing costs	$0.21	$0.13	$0.37	$0.21

Free cash flow is defined as cash flow from operations, including the impact of the change in disbursements account, which is reflected in financing activities, less capital expenditures, plus proceeds from fixed asset sales and transaction related refinancing charges. Management believes the presentation of free cash flow is useful to investors because it allows them to better assess and understand the Company’s ability to meet debt service requirements and the amount of recurring cash generated from operations after expenditures for fixed assets. Free cash flow does not represent the Company’s residual cash flow available for discretionary expenditures since we have mandatory debt service requirements and other required expenditures that are not deducted from free cash flow. Free cash flow does not capture debt repayment and/or the receipt of proceeds from the issuance of debt. We use free cash flow as a measure of recurring operating cash flow. The most directly comparable GAAP measure to free cash flow is cash provided by operating activities from continuing operations.
Following is a reconciliation of free cash flow to cash provided by operating activities from continuing operations (in millions):

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2007	2006	2007	2006
Free cash flow	$235.9	$64.5	$148.6	$(29.8)
Add: Capital expenditures	144.0	175.0	367.8	370.7
Less: Change in disbursement account	(25.5)	(6.8)	0.7	63.3
Less: Premium on debt repurchases	—	(37.2)	(45.4)	(37.2)
Less: Proceeds from sale of fixed assets	(4.4)	(3.4)	(8.2)	(7.3)

Cash provided by operating activities from continuing operations	$350.0	$192.1	$463.5	$359.7

Allied Waste does not intend for these non-GAAP financial measures to be considered in isolation or as a substitute for GAAP measures. Other companies may define these measures differently.
Safe Harbor for Forward-Looking Statements
This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. Words such as “expects,” “intends,” “plans,” “projects,” “believes,” “outlook,” “estimates” and similar expressions are used to identify these forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Although we believe that the expectations reflected in these forward looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. Forward-looking statements in this press release include, among others, statements regarding our ability to drive more profitable revenue growth, expand margins and improve return on invested capital, the continued strength of our pricing programs and notional accounts portfolio, our ability to improve customer service, and our ability to drive greater efficiencies throughout our operations.
These forward-looking statements involve risks and uncertainties which could cause actual results to differ materially including, without limitation: (1) weakness in the U.S. economy may cause a decline in the demand for the Company’s services (particularly in the commercial and industrial sectors), a decline in the price of commodities sold by us, increased competitive pressure on pricing and generally make it more difficult for us to predict economic trends; (2) we may be impeded in the successful integration of acquired businesses and our market development efforts, which may cause significant increases in our waste disposal expenses; (3) we may be unsuccessful in achieving greater aggregate revenues from price increases; (4) a change in interest rates or a reduction in the Company’s cash flow could impair our ability to service and reduce our debt obligations; (5) volatility in interest rates may, among other things, affect earnings due to our variable interest rate debt and possible mark to market changes on certain interest rate hedges; (6) divestitures by us may not raise funds exceeding financing needed for future acquisitions or may not occur at all; (7) severe weather conditions could impair our operating results; (8) the covenants in our credit facilities and indentures may limit our ability to operate our business; (9) we could be unable to obtain required permits; (10) we may be unable to raise additional capital to meet our operational needs; (11) our ability to service and refinance our debt and operate our business because of our significant leverage; (12) increases in final capping, closure, post-closure, remediation and regulatory compliance costs could result in an increase in our operating costs; (13) we may be unable to obtain financial assurances, including if our bonds are downgraded; (14) the loss of services of any members of senior management may affect our operating abilities; (15) government regulations may increase the cost of doing business; (16) potential liabilities, including the outcome of litigation brought by government agencies, liabilities associated with our acquisitions and hazardous substance and environmental liabilities could increase costs; (17) potential increases in commodity, insurance, oil and fuel prices may make it more expensive to operate our business; (18) potential increases in our operating costs or disruption to our operations as a result of union initiated work stoppages; (19) risks associated with undisclosed liabilities of acquired businesses; (20) the effect that trends toward requiring recycling, waste reduction at the source and prohibiting the disposal of certain types of wastes could have on volumes of waste going to landfills and waste-to-energy facilities; (21) we may not be able to realize some or all anticipated net benefits associated with the best practice programs; (22) potential earnings volatility resulting from impairment of the Company’s goodwill; (23) changes in internal controls resulting from compliance with the Sarbanes-Oxley Act of 2002 and any associated costs; (24) potential issues arising from changes in accounting estimates and judgments; (25) the outcome of legal or tax proceedings; (26) we may not realize expected benefits from market realization plan and business development plan; (27) our insurance may not be adequate to cover environmental liabilities; (28) new accounting rules may impact earnings; (29) price increases may not be adequate to offset the impact of inflation and business growth on our costs; and, (30) the outcome of examination or administrative review by various federal and state taxing authorities.
Other factors which could materially affect such forward-looking statements can be found in the Company’s periodic reports filed with the Securities and Exchange Commission, including risk factors detailed in Management’s Discussion and Analysis in Allied Waste’s Form 10-K for the year ended December 31, 2006. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

ALLIED WASTE INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(amounts in millions, except per share data and percentages)
(unaudited)

	For the Three		For the Three
	Months Ended	% of	Months Ended	% of
	June 30, 2007	Revenues	June 30, 2006 (C)	Revenues
Revenue	$1,560.2	100.0%	$1,524.9	100.0%
Cost of operations	972.1	62.3%	979.6	64.2%
Selling, general and administrative expenses	164.5	10.5%	147.6	9.7%
Depreciation and amortization	143.1	9.2%	146.7	9.6%
Loss from divestitures and asset impairments	2.4	0.2%	—	—%

Operating income	278.1	17.8%	251.0	16.5%
Interest expense and other (A)	123.7	7.9%	173.7	11.4%

Income before income taxes	154.4	9.9%	77.3	5.1%
Income tax expense (B)	62.6	4.0%	40.6	2.7%
Minority interests	0.1	0.0%	0.2	0.0%

Income from continuing operations	91.7	5.9%	36.5	2.4%
Discontinued operations, net of tax (C)	(0.5)	(0.1)%	1.1	0.1%

Net income	91.2	5.8%	37.6	2.5%
Dividends on Series D Preferred Stock	(9.3)	(0.6)%	(9.4)	(0.7)%

Net income available to common shareholders	$81.9	5.2%	$28.2	1.8%

Weighted average common and common equivalent shares	442.9		367.3

Diluted income per share from continuing operations	$0.21		$0.07

Diluted income per share	$0.21		$0.08

(A)	Interest expense and other for 2006 includes $40.8 million (or $.06 per share) related to the write-off of deferred financing costs and premiums paid in conjunction with the early repayment of debt.

(B)	Income tax expense for 2007 includes $9.7 million (or $.02 per share) related to a favorable resolution of an uncertain tax matter.

(C)	Discontinued operations includes the sale of certain operations in Florida. The prior period results of operations have been reclassified to include these operations as discontinued operations.

ALLIED WASTE INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(amounts in millions, except per share data and percentages)
(unaudited)

	For the Six		For the Six
	Months Ended	% of	Months Ended	% of
	June 30, 2007	Revenues	June 30, 2006 (C)	Revenues
Revenue	$3,016.9	100.0%	$2,947.7	100.0%
Cost of operations	1,903.1	63.1%	1,910.9	64.8%
Selling, general and administrative expenses	326.5	10.8%	292.1	9.9%
Depreciation and amortization	272.8	9.0%	287.5	9.8%
Loss from divestitures and asset impairments	1.5	0.1%	—	—%

Operating income	513.0	17.0%	457.2	15.5%
Interest expense and other (A)	296.1	9.8%	306.2	10.4%

Income before income taxes	216.9	7.2%	151.0	5.1%
Income tax expense (B)	90.8	3.0%	74.8	2.5%
Minority interests	—	—%	(0.2)	(0.0)%

Income from continuing operations	126.1	4.2%	76.4	2.6%
Discontinued operations, net of tax (C)	5.0	0.1%	2.4	0.1%
Net income	131.1	4.3%	78.8	2.7%
Dividends on Series C Preferred Stock	—	—%	(5.4)	(0.2)%
Dividends on Series D Preferred Stock	(18.7)	(0.6)%	(18.7)	(0.6)%

Net income available to common shareholders	$112.4	3.7%	$54.7	1.9%

Weighted average common and common equivalent shares	381.5		349.9

Diluted income per share from continuing operations	$0.29		$0.15

Diluted income per share	$0.30		$0.16

(A)	Interest expense and other for 2007 and 2006 includes $46.2 million (or $0.08 per share) and $40.8 million (or $.06 per share), respectively, related to the write-off of deferred financing costs and premiums paid in conjunction with the early repayment of debt.

(B)	Income tax expense for 2007 includes $9.7 million (or $.03 per share) related to a favorable resolution of an uncertain tax matter.

(C)	Discontinued operations includes the sale of certain operations in Florida. The prior period results of operations have been reclassified to include these operations as discontinued operations.